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                                                                   EXHIBIT 99.1


        SHAW SELLS $377 MILLION ZERO COUPON LIQUID YIELD OPTION(TM) NOTES



Baton Rouge, Louisiana, April 26, 2001 - The Shaw Group Inc. (NYSE: SGR) ("Shaw" or "the Company") announced today that it has entered into an agreement to issue and sell on an overnight marketed basis $377 million of 20-year zero coupon Liquid Yield Option(TM) Notes ("LYONs") in gross proceeds to Shaw. At closing, the LYONs will be issued on an original issue discount basis of $639.23 per LYON providing the holders with a yield to maturity of 2.25% per annum. The LYONs will be convertible into Shaw common stock at a rate of 8.2988 shares for each $1,000 face amount of LYONs or effectively at initial conversion price of $77.03 per share (or a 23.5% premium to Wednesday's closing price on the New York Stock Exchange of $62.37). Under the terms of the LYONs, the conversion rate will not be adjusted for the accrued original issued discount, but the conversion price will, in effect, increase with the accretion of the discount on the LYONs.


Shaw may redeem the LYONs any time after five years and LYONs holders will have the right to require Shaw to repurchase the LYONs on the third, fifth, tenth and fifteenth anniversaries at the issue price plus the accrued original issue discount. The placement is expected to result in net proceeds of approximately $366 million to Shaw.


J.M. Bernhard, Jr., Shaw's Chairman, President and Chief Executive Officer, commented on the issuance of the LYONs. "In selecting LYONs, we decided to capitalize on the strong demand in the convertibles market as an opportunistic borrowing and leverage our strong financial position with relatively inexpensive capital at attractive terms while maintaining conservative financial ratios and



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a negative cost of carry. We believe it is advantageous to raise capital when market conditions are favorable in anticipation of future opportunities, even though we have no pressing need for the funds."

The LYONs and the shares of common stock into which they would be convertible have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Merrill Lynch & Co. acted as sole manager for the LYONs.


The Shaw Group Inc. is the world's only vertically-integrated provider of complete piping systems and comprehensive engineering, procurement and construction services to the power generation industry. Shaw is the largest supplier of fabricated piping systems in the United States and a leading supplier worldwide, having installed piping systems in power plants with an aggregate generation capacity in excess of 200,000 megawatts. While the majority of Shaw's backlog is attributable to the power generation industry, the Company also does work in the process industries, including petrochemical, chemical and refining, and the environmental and infrastructure sector. The Company currently has offices and operations in North America, South America, Europe, the Middle East and Asia-Pacific; and has more than 13,000 employees.


The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release that are not historical facts (including without limitation statements to the effect that The Shaw Group Inc. (the "Company" or "Shaw") or its management "believes," "expects," "anticipates," "plans," or other similar expressions) are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and assumptions and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions, and, specifically, changes in the rate of economic growth in the United States and other major international economies; the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; the cyclical nature of the individual markets in which the Company's customers operate; changes in investment by the energy, power and environmental industries; the availability of qualified engineers and other




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professional staff needed to execute contracts; the uncertain timing of awards and contracts; cost overruns on fixed, maximum or unit priced contracts; changes in trade, monetary and fiscal policies worldwide; currency fluctuations; the effect of the Company's policies, including but not limited to the amount and rate of growth of Company expenses; the continued availability to the Company of adequate funding sources; delays or difficulties in the production, delivery or installation of products and the provision of services; the ability of the Company to successfully integrate the operations of Stone & Webster, Incorporated; the protection and validity of patents and other intellectual property; and various legal, regulatory and litigation risks. Should one or more of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.